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                                                                      EXHIBIT 12

                Calculation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)


                                                    Year Ended      Year Ended     Year Ended     Year Ended     Year Ended
                                                   June 26, 1999   July 1, 2000  June 30, 2001   June 29, 2002  June 28, 2003
                                                   -------------   ------------  -------------   -------------  -------------
Earnings:
Net Income before Income Taxes                         $61,198        $63,019        $56,354        $63,252        $55,228
Add:
         Interest Expense                               16,470         15,880         16,377         12,739         13,316
         Loan Origination Fees                             743            882            862            870            375
         Operating Lease Interest                        1,251          1,694          1,731          2,242          1,582
                                                       -------        -------        -------        -------        -------
Total Earnings Available for Fixed Charges             $79,662        $81,415        $75,324        $79,739        $70,501
Fixed Charges:
         Interest Expense                               16,470         15,880         16,377         12,739         13,316
         Loan Origination Fees                             743            882            862            870            375
         Operating Lease Interest                        1,251          1,694          1,731          2,242          1,582
                                                       -------        -------        -------        -------        -------
         Total Fixed Charges                           $18,464        $18,396        $18,970        $15,851        $16,373

Ratio of Earnings to Fixed Charges                        4.3x           4.4x           4.0x           5.0x           4.3x
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